UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2009

VELOCITY OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Nevada	146405	20-5465816
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	File Number	Identification No)

3500 Washington Ave, Suite 200
Houston Tx 77007
 (Address of principal executive offices)(Zip code)

(Registrant's Telephone Number) 604-765-3337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On or about October 20, 2008, as previously reported, the Board of Directors of Velocity Oil & Gas, Inc. (the “Company”) appointed James Moses as President and Director of the Company.

On January 27, 2009, James Moses, as an officer of the Company, and as an officer of his consulting company, Traction Consulting, Pty, ratified and agreed to an offer to confirm his services as an officer including that he would be paid for at a rate of $5,000 per month in cash or stock by the Company, by payment to his consulting company. No other agreements exist between his consulting company and the Company. It is anticipated that the consulting agreement may be modified into an Employment Agreement sometime later this year. A copy of the prior non-binding offer, that is now an agreement of the Company, is attached.

Item 8.01  Other Events.

On January 27, 2009, our President and CEO James Moses formulated and issued a letter identified as the New Outlook for 2009 setting forth plans and considerations for the growth and building of the Company for this New Year, and commenting on the operations and assets of the Company, and intended business plans relating to the business.  A full copy is attached.

The letter states, in summary: the goals are in sharper focus as the USA and even the World faces economic stress, with a tremendous concern on energy----finding and producing oil and gas especially when our Nation is faced with war and threats. Our operations and assets are focused and ongoing, as is typical with most oil and gas exploration companies, being summarized in stages, which may flow systematically or overlap or shift:  establish protocols for property/deal acquisition and drilling plans including locating, negotiating, analyzing and acquiring properties or deal opportunities, selecting team players in oil and gas; and next step being major funding, exploring, producing and selling what may be the World's most valuable commodity after food, air and water, Energy, with a capital "E."

While the Company was incorporated in April of 2006 to develop upstream oil and gas properties, after a considerable selection period with hard work and efforts, the Company operations helped us to acquire an interest in five offshore exploration licenses in the Gulf of Mexico in November 2007. The portfolio was further enhanced in 2008 when the Company secured participation in the upcoming drilling of West Cameron 629 and converted its “participation rights” in South Marsh Island 138 to a full 40% “working interest," the results of planning, work and negotiations. We don't believe we are a shell company, given our active business pursuit beyond nominal or no operations and assets unrelated to cash and cash equivalents. We are focused on joint venture and other deals with industry members so as to pool resources and relationships spreading out initial costs at the acceptable condition of sharing in results. We intend to actively seek candidates to work closely with us. For example, while we may have drilling rights, we may not have the resources another firm has to undertake the drilling, and working together we may build ongoing team projects.

Of course we are always evaluating new projects for Velocity and acquiring production in 2009 is the highest priority. While we stay focused on oil and gas, we are considerate of related energy pursuits that may have synergy with our plans, such as green or alternative energy technologies which need a company like ours to partner with to move to the next level. The oil and gas industry is highly volatile, capital intensive and exploration for hydrocarbons is risky. Velocity is a development company, compounding those risks and whilst we have the confidence that we can make Velocity a success, no success is assured.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1*	Offer Now Converted into Agreement of Compensation, President
20*	Copy of President and CEO letter relating to Company

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Velocity Oil & Gas, Inc.

/s/ James Moses
James Moses
President (Principal Executive Officer)

January 28, 2009

Exhibits

                      Item 10.1 Offer Now Converted into Agreement of Compensation, President

                      Item 20  Copy of President and CEO letter relating to Company